EXHIBIT 11
STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
S.Y. Bancorp, Inc. and Subsidiary

                                      For the Three Months
                                         Ended March 31

                                      1996              1995



PRIMARY

Average shares
  outstanding                    1,630,366         1,620,333
Effect of assumed conversion
  of stock options under
  treasury stock method             46,009            28,738
                                 ---------         ---------
                                 1,676,375         1,649,071
                                 ---------         ---------



Net income                      $1,072,000          $930,000
                                 ---------         ---------


Per share                       $      .64        $      .56
                                 ---------          --------

FULLY DILUTED

Average shares
  outstanding                    1,630,366         1,620,333
Effect of assumed conversion
  of stock options under
  treasury stock method             50,293            29,445
                                  --------         ---------
                                 1,680,659         1,649,778
                                 ---------         ---------


Net income                       $1,072,000         $930,000
                                  ---------        ---------


Per share                        $      .64       $      .56
                                  ---------        ---------